Exhibit 10.55

Summary of Current Compensation Arrangements with Non-Employee Directors
(As of August 25, 2020)

The following summarizes, as of August 25, 2020, the current cash compensation and benefits received by the Company’s non-employee directors. The following is a summary of existing arrangements, and does not provide any additional rights.

Retainer Fees

The Company pays each non-employee director a base retainer of $100,000 per year (the “Base Retainer”). Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

Audit Committee Chair	$25,000
Compensation and Leadership Development Committee Chair	$20,000
Corporate Governance and Nominating Committee Chair	$20,000
Corporate Social Responsibility Committee Chair	$15,000

In addition to the compensation received by all non-employee directors, Bradley M. Halverson receives an additional annual retainer of $50,000, paid quarterly, for his service as independent Lead Director.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director (as applicable), under the Directors Deferred Compensation Plan. With respect to amounts deferred, non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1% for amounts deferred or matched prior to July 2, 2008 and Moody’s Average Corporate Bond Yield without the additional 1% for amounts deferred or matched on or after July 2, 2008. Such deferred amounts will be credited with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Sysco Corporation 2018 Omnibus Incentive Plan

Under the 2018 Omnibus Incentive Plan (the “Plan”), non-employee directors may receive shares of Common Stock (“Elected Shares”) in lieu of all or a portion of the Base Retainer and any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director (as applicable) for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity.

Restricted Stock. Under the Plan, the Board is authorized to issue equity-based awards, including restricted stock and restricted stock units, to non-employee directors on terms set forth in the Plan.

Elected Shares. Under the Plan, each non-employee director is permitted to elect to receive all or a portion of his or her annual retainer (including any additional retainer fee paid to the non-executive Chairman of the Board and/or Lead Director (as applicable) for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity) in Elected Shares.

The Board does not currently grant annual stock option or restricted stock unit awards to non-employee directors under this Plan.

2009 Board of Directors Stock Deferral Plan

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the Plan, whether such shares are to be issued as a grant of restricted stock or elected shares. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of Sysco, or a change of control of Sysco.

Reimbursement for Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments. This includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount.

The Directors Deferred Compensation Plan, the 2009 Board of Directors Stock Deferral Plan and the Plan have been filed as exhibits to the Company’s filings pursuant to the Securities Exchange Act of 1934, as amended. Additional information regarding these plans is included in the Company’s 2018 Proxy Statement.